UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 24, 2014

Date of Report

Date of earliest event reported

BLUCORA, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	000-25131	91-1718107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10900 N.E. 8th Street, Suite 800

Bellevue, Washington 98004

(Address of Principal Executive Offices)

425-201-6100

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 25, 2014, Blucora, Inc. announced that Bernard Luthi will assume the role of President of Blucora’s subsidiary Monoprice, Inc. Mr. Luthi will oversee the Monoprice e-commerce business beginning in July 2014. Mr. Luthi joins Monoprice from Buy.com, Inc. where he has served as Chief Operating Officer and Chief Marketing Officer since 2012. Prior to joining Buy.com, Mr. Luthi was Senior Vice President, Marketing, Merchandising, Web Management, and Customer Service for Newegg, Inc. Mr. Luthi worked at Newegg from 2006 to 2011, and he also previously held roles in marketing and category management at PC Mall, Inc. and Ingram Micro, Inc. Mr. Luthi has a B.A. in Business Administration from California State University, Los Angeles. A press release announcing the appointment of Mr. Luthi is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Mr. Luthi will replace the preceding Monoprice President, Ajay Kumar, who provided his notice of resignation on June 24, 2014. Per the terms of his agreements with Blucora, Mr. Kumar will be entitled to severance of 12 months of his base salary plus the payment of 12 months of COBRA costs. He will also be entitled to receive payment under the terms of the Restricted Cash Agreement, which was entered into in connection with Blucora’s acquisition of Monoprice, of the deferred amount that Mr. Kumar would otherwise have been entitled to receive as the result of the 2013 sale of Monoprice to Blucora.

Item 9.01 Financial Statements and Exhibits

99.1	Press release dated June 25, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 25, 2014

BLUCORA, INC.

By:	/s/ Linda Schoemaker
Linda Schoemaker
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

EX-99.1	Press release dated June 25, 2014